Exhibit 99.2

 YCBD Earnings Call Script
 4Q19 and Full Fiscal 2019

OPERATOR
Good afternoon. Welcome to the cbdMD Fourth Quarter and Fiscal 2019 Earnings Call and Update. This afternoon, the Company issued a press release that provided an overview of its fourth quarter and full fiscal year results, which followed the filing of its annual report on Form 10-K. Today’s conference is being recorded and will be available online at cbdmd.com in accordance with cbdMD’s retention policies. All participants on this call will be in a listen-only mode. The call will be followed by a question-and-answer session. At this time, I would now like to turn the conference over to Mark Elliott, the Company’s Chief Financial Officer. Mark, please go ahead.

MARK ELLIOTT - INTRODUCTION
Thank you _________, and thank you all for joining the cbdMD fourth quarter and fiscal 2019 earnings conference call. On the call today we also have our Chairman and co-CEO, Martin Sumichrast.

Following the Safe Harbor statement, Marty will provide an overview of our business, then I’ll provide a summary of the quarterly and annual financial results, Following that, we’ll open the call up for questions.

We’d like to remind everyone that various remarks about future expectations, plans, and prospects constitute forward-looking statements for purposes of Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. cbdMD cautions that these forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from those indicated, including risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 as filed with the SEC today and our other filings with the SEC, all of which can be reviewed on the Company’s website at www.cbdmd.com or on the SEC’s website at www.sec.com.

Any forward-looking statements made on this conference call speak only as of today’s date, Wednesday, December 18, 2019, and cbdMD does not intend to update any of these forward-looking statements to reflect events or circumstances that would occur after today’s date.

With that, I’d like to turn the call over to Chairman and co-CEO, Marty Sumichrast. Marty?

SUMICHRAST – BACKGROUND AND HIGHLIGHTS
Mark, thank you and thanks to all of those who are listening in on the call this afternoon.

Before I get into the results from the last quarter and fiscal 2019, let me take a minute and review our history so that the recent accomplishments can be put into some perspective. In just one year, we have built two of the leading CBD brands in America, cbdMD and Paw CBD. We have built an infrastructure that is more advanced than most of our competitors in the US CBD industry, with over 130 total SKU’s, 170 employees, 11 departments, full scale manufacturing, distribution and warehousing facilities. Building this infrastructure now has been an important part of our plan, since we envision significant growth over the next several years. Now let’s talk about our results.

Our overall e-commerce sales for the September 2019 fiscal quarter were $5.1 million or 54% of our total net sales and for the fiscal year ended September 2019, e-commerce sales were $14.8 million or 63% of our total net sales. We continue to experience rapid growth and our sales metrics continue to remain very strong as we continue to drive online sales through the use of gorilla marketing, social media, athletic sponsorships, and influencer affiliate programs. As of November, 2019, we had over 200,000 active e-commerce subscribers, our average repeat online order exceeded $130, and our online customer re-order rate increased throughout the year. These are very strong metrics.

On the brick and mortar side of our business, we’re also experiencing tremendous success in growing the amount of retail stores who currently carry our brands. Our wholesale and retail customer sales for the September 2019 fiscal quarter were $4.4 million or 46% and for the fiscal year ended September 2019 were $8.9 million or 37%. This is very impressive since almost all of our brick and mortar sales were generated since February 2019, after the passage of the Farm Bill. Our retail reach is now over 4,000 retail doors and climbing. We have started to add national retailers as well as travel retailers. Our wholesalers have experienced demand for our products in several international markets. We’ve created a partnership with Ultra Sports EU, who is providing key distribution in the United Kingdom, Ireland, and other European nations and as of this month, our wholesale customers are currently reselling our products in 10 international markets including the United Kingdom, Costa Rica, Bermuda, Guam, Peru, South Africa, Ireland, Guatemala, Belize, and Mexico.

The sponsorship and influencer partnerships we have built are first-in-class in the CBD industry and include The BIG3, Life Time Fitness, The World Surf League, Supercross, Nitro Circus, ARX (Rallycross) and Bellator (MMA). Our social media reach is enhanced by our podcast relationships that include some of the biggest names in podcast, including Barstool Sports. Our Team cbdMD Athletes, including PGA Golfer Bubba Watson, Olympians Kerri Walsh Jennings, and Lolo Jones, MMA Champions Jorge Masvidal and Daniel Cormier, Rally Cross superstars like Ken Block and professional skateboarder Ryan Sheckler to name a few, continue to be tremendous ambassadors for our brand. Now that we have assembled all of these assets, we will be activating significant campaigns in 2020 with all our partners and ambassadors. We believe this will help accelerate the brand building momentum we have built in 2019, convert more customers to cbdMD and Paw CBD, which will result in more market share and ultimately additional growth of our brands.

Our brands have also received leading brand recognition in the CBD industry. In July, 2019, the Brightfield Group, one of the leading predictive analytics and market research firms for the legal CBD industry, named cbdMD not only a Top 10 domestic brand in two booming categories, Topicals and Skincare/Beauty, but also named cbdMD the “Brand To Watch", in part saying, "Trend followers should look to emulate cbdMD's efforts, using creativity and strategy to move forward”. And in November, in a newly released survey conducted by Brightfield of more than 3,500 CBD users, cbdMD ranked the highest in terms of overall consumer satisfaction as well as the highest in unaided consumer awareness of any of the top 20 CBD brands. In addition, according to media intelligence and monitoring company Meltwater, cbdMD had the highest “share of voice” throughout the entire CBD Industry for the three months ended September 30, 2019.

Our flagship pet line, Paw CBD, is also growing strong. Paw CBD’s product offering consists of a comprehensive line of CBD pet products for dogs, cats & horses that includes 34 unique sku’s. The brand is currently sold via independent pet store channels and online at www.cbdMD.com., with the goal of big box retail deployment in fiscal 2020, And despite only being a few months to market, Paw CBD has already received top honors, as Pet Business Magazine named Paw CBD's Calming Turkey CBD Soft Chews the top CBD product for pets in their dog calming aids category. Our goal is for Paw CBD to be in over 1,000 retail stores, grooming salons and veterinary clinics by the end of calendar 2020.

As I have noted, we believe expanding our market share, growing our revenue base and continuing to remain one of the top brands in the CBD industry are our most important goals for fiscal 2020. We are extremely proud of that fact that cbdMD is reporting another quarter of record revenue and we believe that this trend will continue. While we have invested significantly to achieve high growth we are focused on attaining positive cash flow from operations, which we believe we can now achieve by October 2020. We still anticipate a 250% increase in sales from fiscal 2019 to fiscal 2020, but as we begin to focus on cash flow, we are adjusting our net sales guidance to between $62 million and $70 million for the fiscal year ending September 30, 2020. This new revenue guidance is based on a trajectory of approximately 55% e-commerce sales and 45% retail brick and mortar sales. This guidance does not include the addition of any potential significant mass retail relationships, many of which we are in the process of developing.

And, before I turn things over to Mark, let me provide a brief regulatory update.  We are spending a significant amount of our budget on R&D and testing to ensure the safety and quality of our products.  We have established a secure supply chain with dedicated, 2018 Farm Bill compliant hemp farms and extraction facilities to ensure the highest quality and integrity of the raw materials we use.  Every batch of finished goods are tested with a full panel by an ISO certified testing laboratory to ensure the quality and purity, as well as to ensure we meet our label claims for potency. All of our products are manufactured pursuant to GMP standards, and we are scheduled for a GMP third-party certification on an upgraded manufacturing facility before the end of the year.  We intend to conduct third party GMP audits multiple times per year to ensure our continued compliance and to seek NSF GMP and Product certifications in 2020.  Safety testing is conducted on our formulations, and we are currently exploring options with regards to both GRAS and NDI applications with the FDA.  In 2020 we will be conducting further safety testing on new formulations and also plan to initiate clinical trials in anticipation of submitting claims substantiation to the FDA.  We are also in the process of obtaining our NASC certification, which many larger retailers in the pet industry require for product placement.

Now let me turn the call over to Mark to review our most recent financial results.

[BREAK TO MARK]

MARK ELLIOTT – FINANCIAL HIGHLIGHTS
Thank you, Marty.

Effective September 30, 2019, we have now completely focused our business and efforts on our CBD business as we ceased operations of our legacy business operations and therefore have accounted for them as discontinued operations in our financial statements included in the Form 10-K. With this being the case, comparatives to last year are not reflective of what the current business has accomplished as our involvement in the CBD business began on December 20, 2019, following our acquisition of Cure Based Development. I will, however, provide some comparatives to indicate progress as appropriate.

On a GAAP basis, our total net sales for the 4th quarter ended September 30th were approximately $9.5 million which was up approximately 18% from our 3rd quarter ended June 30, 2019. For the year ended September 30, 2019 we had net sales of approximately $23.7 million, which is reflective of just over 9 months of CBD sales. While we don’t include in our financials Cure Based Developments sales prior to our December 2018 acquisition in accordance with GAAP, based on the unaudited financials of Cure Based Development which we have reviewed, the cbdMD brand generated approximately $1.7 million in comparative sales from the quarter ended September 30th 2018, and $3.9 million in sales for the year ended September 30th 2018. This would reflect increases for the cbdMD brand year over year of 462% for the 4th quarter and 507% for the year.

Total gross sales for the fourth quarter were $9.9 million with approximately $364,000 of allowances/discounts. Total gross sales for the year were approximately $28.1 million with $4.4 million of allowances/discounts.

Gross profit as a percentage of net sales came in at 56.7% for the fourth quarter and 61.3% for the year. The slight decrease in the 4th quarter is primarily related to a relabeling process as well as an increase in our wholesale sales. We expect to maintain our gross profit as a percentage of net sales of between 60% and 65% going forward.

Our major operating expenses were as follows:
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Wages of approximately $9.0 million as we staffed up all departments and grew from under 60 people to now 170 employees in our sales, marketing, warehouse, laboratory, technology, customer service and accounting areas
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Expenses of $5.2 million for Marketing and advertising, including but not limited to social media, events, tradeshows, all a key part of the strategy in fiscal 2019 in building the brand and creating visibility
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Sponsorships of approximately $2.7 million, again this is part of the strategy in building the brand and being recognized as one of the top brands – we believe results indicate this is being accomplished.
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Affiliate commissions of $1.7 million as we built multiple channels for reaching consumers.
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Merchant fees were $1.6 million as we processed our sales transactions predominantly online
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Professional services of approximately $1.5 million as we used many third party providers as we built our internal infrastructure while growing and expanding our CBD operations
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Accounting, legal services and business insurance of approximately $1.4 million – which includes legal and accounting fees relating to the merger of Cure Based Development and related SEC filings and increased additional insurance coverages for our growth and risk exposure in the CBD industry.
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Travel accounted for about $750,000
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Rent of approximately $700,000 as we moved into a new corporate office to support our staff growth as well as upgraded our warehouse and laboratory facilities to address the increase in manufacturing
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Non-cash stock compensation expense – related to stock options of approximately $2.7 million

Other income / expense includes a large non-cash contingent liability change, related to the December 2018 acquisition of Cure Based Development. The contingent liability is revalued at the end of each quarter and during the fourth quarter the value declined by $20 million which created other income for that amount. . For the fiscal year ended September 30, 2019 the increase in the contingent liability created $32.4 million of other expense. The changes in the valuation of the contingent liability, which created tis non-cash charge was primarily a result of the change in the market price of our common stock from period to period.

We also recorded a $5.9 million loss in fiscal 2019, attributed to the discontinued operations, accounting for impairments, write downs, and loss in those businesses.

We had cash and cash equivalents of approximately $4.7 million and working capital of approximately $12.0 million at September 30, 2019 compared to cash on hand of $4.3 million and working capital of $10.6 million as of September 30, 2018. Our current assets as of September 30, 2019 increased 33.5% from September 30, 2018, to $15.7 million. A primary driver of the increase in current assets was the growth in inventory for the year of $5.2 million as we invested in the growth of the business during the year. In October 2019, we completed an initial offering of our 8% Series A Cumulative Convertible Preferred Stock for gross proceeds of $5 million, which is not reflected in our year end financials. As of September 30, 2019, the Company’s total current liabilities were $3.7 million, of which approximately $3.0 million is accounts payable. The Company has $364,000 of long term debt, which is made up of deferred rent and financing on equipment for our manufacturing facility.

With that, I’d like to now turn the call back over to Marty.

[BREAK TO Marty]
Thanks Mark.
As you can see, we have made tremendous progress in one year. We are excited about the quarter we are in now and what we can deliver to our shareholders in 2020 and beyond. With that, I'd like to open up the line for Q&A.

[Q&A SESSION]
OPERATOR
With no further questions in the queue, that does conclude our conference call for today. Thank you so much for your participation. Have a wonderful day, and you may now disconnect.

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